EXHIBIT 23.1

Members of:

American Institute of Certified Public Accountants

AICPA Center for Public Company Audit Firms

AICPA Governmental Audit Quality Center

AICPA Employee Benefit Plan Audit Quality Center

Tennessee Society of Certified Public Accountants

Kentucky Society of Certified Public Accountants

Offices in Tennessee & Kentucky	185 North Church Ave. Dyersburg, TN 38240 Phone 731.285.7900 Fax 731.285.6221 www.atacpa.net

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of First Citizens Bancshares, Inc. on Form S-4 of our report dated February 28, 2014 on the consolidated financial statements of First Citizens Bancshares, Inc. and to the reference to us under the heading ‘Experts” in the prospectus.

/s/ Alexander Thompson Arnold PLLC

Dyersburg, Tennessee

July 15, 2014